Exhibit 4.25

Termination Agreement

BETWEEN

Reemake Media Co., Ltd.

Leo Ou Chen

Yusen Dai

Hui Liu,

AND

Beijing Silvia Technology Service Co., Ltd.

April 20 2017

THIS TERMINATION AGREEMENT (this “Agreement”) is dated April 20, 2017, and is entered into in Beijing, People’s Republic of China, by and among the following parties:

(1)                                         Leo Ou CHEN, a citizen of People’s Republic of China (“China”), PRC ID card number ***;

(2)                                         Yusen DAI, a citizen of China, PRC ID card number ***;

(3)                                         Hui LIU, a citizen of China, PRC ID card number ***;

(4)                                         Reemake Media Co., Ltd., a limited liability company organized and existing under the laws of the PRC (the “Company”), with its address at Room 829, Floor 7, No. 71, Chaoyang Road, Chaoyang District, Beijing; and

(5)                                         Beijing Silvia Technology Service Co., Ltd. (Formerly known as “Beijing Jumeiyoupin Technology Co., Ltd.”) (the “WFOE”) a wholly foreign-owned enterprise registered in China, under laws of China, with its address at Room 803, Floor 7, Building 3, No. 15, Haidian Middle Street, Haidian District, Beijing.

Party A, Party B, Party C, Party D and Party E are hereinafter collectively referred to as the “Parties” and individually, as a “Party.”

WHEREAS:

(A)                                       The AMENDED AND RESTATED EXCLUSIVE PURCHASE OPTION AGREEMENT and the AMENDED AND RESTATED SHAREHOLDERS’ VOTING RIGHTS AGREEMENT made and entered into as of 24 January 2014, by and among Leo Ou CHEN, Yusen DAI, Hui LIU, the Company and the WFOE; the AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT made and entered into as of 24 January 2014, by and among Leo Ou CHEN, Yusen DAI, Hui LIU separately with the Company and the WFOE; the EXCLUSIVE CONSULTING AND SERVICES AGREEMENT made and entered into as of April 8, 2011, by and among the Company and the WFOE entered into the dated April 8, 2011 (hereinafter collectively referred to as the “VIE Agreements” and individually, as a “VIE Agreement.”), have agreed upon the exclusive option, proxy of the WFOE for the purposes of guaranteeing the performance of all contractual obligations attached to the aforementioned VIE Agreements made among Leo Ou CHEN, Yusen DAI, Hui LIU and the Company. The Company equity held by Leo Ou CHEN, Yusen DAI, Hui LIU will be pledged to the WFOE.

(B)                                       The Parties agreed to terminate the VIE Agreements and to remove the responsibilities and obligations of all parties under the VIE Agreements.

NOW, THEREFORE, the Parties have reached an agreement through negotiations as follows:

Article 1  Termination of Agreement

1.1                                       Each of the VIE Agreement (together with the appendix to VIE Agreements and any other agreements, undertakings or authorizations made by the Parties with respect to the proposed matters of the VIE Agreements) shall be terminated upon the signing of this Agreement (the “Termination Date”) pursuant to the terms and conditions set forth in this Agreement.

1.2                                       The termination of each VIE Agreement shall exempt all rights, obligations and liabilities of Leo Ou CHEN, Yusen Dai, Hui LIU, the Company and WFOE set forth in all VIE Agreements and those in connection with the VIE Agreements.

1.3                                       For the avoidance of doubt, the WFOE confirmed that on the Termination Date, Leo Ou Chen was the legal beneficial owner of the Company’s 90.0375% equity interest; Yusen Dai was the legal beneficial owner of the Company’s 8.85% equity interest; Liu Hui was the legal beneficial owner of the Company’s 1.1125% equity interest. Leo Ou Chen, Yusen Dai, Hui Liu, in accordance with Chinese laws and regulations and the provisions of the Company’s existing memorandum and articles of association are entitled to the rights of shareholders, and shall fulfill the obligations of shareholders.

Article 2  Relevant Procedures on Termination of the Agreement

2.1                                       The Parties agree that after the signing of this Agreement, all necessary documents in relation to the termination of the VIE Agreements (including but not limited to the proof of the pledge of equity required by the administration for industry and commerce) shall be duly signed as soon as practicable and shall complete all necessary procedures in relation to the termination of the VIE Agreements as soon as possible as required (if any).

Article 3  Notices

3.1                                      Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered in writing to the Party concerned.

3.2                                       If the above notice or other communication is sent in the form of fax or telex, it will be deemed to be delivered upon delivery; if sent by person, it shall be deemed to have been served by personal delivery; if sent by mail, it will be deemed to be served five (5) days after the mailing.

Article 4  Miscellaneous

4.1                                      This Agreement shall be effective on the date of signature

4.2                                      This Agreement is in five (5) copies. Each copy of the Agreement shall have the same legal validity.

4.3                                      The execution, validity, performance, amend, interpretation and termination of this Agreement shall be governed by relevant laws of China.

4.4                                      Any dispute arising under this Agreement and in connection with this Agreement shall be settled by consultation among the parties; and if the parties are unable to reach agreement within thirty (30) days after the occurrence of the dispute, the dispute shall be submitted to the people’s court in Beijing that has the jurisdiction over the matter.

4.5                                      Any rights, powers and remedies granted to the parties under any terms of this Agreement shall not exclude any other rights, powers or remedies entitled by the parties in accordance with the law and other provisions of this Agreement. And the exercise of one party’s right, power and remedy does not preclude the exercise of other rights, powers and remedies to which the party has entitled.

4.6                                      Any right, power and remedy (hereinafter referred to as “the Party’s rights”) which the Party does not exercise or delay in exercising its rights under this Agreement or the law shall not result in the waiver of such rights, and in whole or in part, the waiver of such rights from any Party or some Parties does not exclude their exercise of such rights in other ways and the exercise of the rights by other Parties.

4.7                                      Each article of this Agreement may be divisible and independent of each of the Articles; and in the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.

4.8                                      Neither Party may declare, publish or disclose the contents of this Agreement to the public without the prior written consent of the other Parties.

(NO CONTRACT CONTENT BELOW THIS PAGE)

(Signature Page of TERMINATION AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and place first set forth above.

Leo Ou Chen

/s/Leo Ou Chen

Yusen Dai

/s/Yusen Dai

Hui Liu

/s/Hui Liu

Reemake Media Co., Ltd. (Seal) /seal/

/s/Yusen Dai
Name: Yusen Dai
Title: Legal Representative

Beijing Silvia Technology Service Co., Ltd.(Seal) /seal/

/s/Yunsheng Zheng
Name: Yunsheng Zheng
Title: Legal Representative